UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

BIO-key International, Inc. (the “Company,” “we” or “us”) held a Special Meeting of Stockholders (the “Special Meeting”) on Wednesday, January 27, 2016. All holders of record of our common stock, Series A-1 Preferred Stock, and Series B-1 Preferred Stock outstanding as of the close of business on December 14, 2015 were entitled to vote at the Special Meeting. Holders of our Series A-1 Preferred Stock and Series B-1 Preferred Stock voted on an as converted to common stock basis together with holders of our common stock as a single class. At the Special Meeting, our stockholders approved the following proposals:

1.        Proposal to amend our Certificate of Incorporation to effect a reverse split of our issued and outstanding common stock at a ratio between 1-for-4 and 1-for-12, with the final decision of whether to proceed with the reverse stock split and the exact ratio and timing of the reverse split to be determined by our board of directors, in its discretion, no later than December 30, 2016. The proposal was approved, and the final voting results are as follows:

Votes For 59,455,493	Votes Against 19,376,550	Abstentions 65,060	Broker Non-Votes 0

Approval of this proposal provides our board of directors with discretion to effect a reverse split of our common stock at any time through December 30, 2016. One of the primary reasons we sought approval to effect a reverse split was to bring our post-split share price to a level in excess of $2.00 or $3.00 per share to satisfy one of the initial listing standards of the Nasdaq Capital Market. Our current intention is to effect a reverse split at a time when our board is confident that we would be able to meet all applicable listing requirements.

2.        Proposal to approve the Company’s 2015 Equity Incentive Plan. The proposal was approved, and the final voting results are as follows:

Votes For 31,133,263	Votes Against 8,502,255	Abstentions 893,331	Broker Non-Votes 38,368,254

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-key International, Inc.

Date: January 28, 2016	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer

2